Exhibit 3.2

ARTICLES OF SHARE EXCHANGE

OF

WASHINGTONFIRST BANK

AND

WASHINGTONFIRST BANKSHARES, INC.

These Articles of Share Exchange are filed in accordance with the requirements of Virginia Code Section 13.1-720.

1. Plan of Share Exchange. The Plan of Share Exchange between WashingtonFirst Bank, a Virginia corporation (the “Bank”), and WashingtonFirst Bankshares, Inc., a Virginia corporation, is attached as Exhibit A (the “Plan”).

2. Approval by WashingtonFirst Bank. The Plan and the related Agreement and Plan of Reorganization dated February 25, 2009, of which the Plan is a part (together, the “Reorganization Plan”), were approved and adopted at a meeting of the Board of Directors of the Bank on February 17, 2009. The Board of Directors of the Bank recommended and submitted the Reorganization Plan to the shareholders of the Bank’s common stock, the only class of capital stock the Bank has issued and outstanding that is entitled to vote on the Reorganization Plan, at an annual meeting of shareholders called and held on April 20, 2009 in accordance with the Virginia Stock Corporation Act. The number of shares of Bank common stock issued and outstanding and entitled to vote on the Reorganization Plan, and the number of shares voted for or against, or that abstained from voting on, the Reorganization Plan were as follows:

Common Shares Issued and Outstanding	Common Shares Entitled to Vote	Shares Voted For	Shares Voted Against	Shares Abstaining

2,367,770	2,367,770	1,209,898	5,920	18,899

Such vote, representing approval by 51.1% of the total Bank common stock issued and outstanding and entitled to vote on the Reorganization Plan, was sufficient for approval of the Reorganization Plan by the Bank’s shareholders.

3. Approval by WashingtonFirst Bankshares, Inc. The Reorganization Plan was approved by the Board of Directors of WashingtonFirst Bankshares, Inc. at a meeting held on February 25, 2009. No shareholder approval was required because no shares of capital stock of WashingtonFirst Bankshares, Inc. have been issued.

4. Effective Date. The Effective Date of the Plan will be May 29, 2009.

[Signature Page to Follow]

Dated: May 27, 2009

WASHINGTONFIRST BANK

By:	/s/ Shaza L. Andersen
Shaza L. Andersen
Chief Executive Officer

WASHINGTONFIRST BANKSHARES, INC.

By:	/s/ Shaza L. Andersen
Shaza L. Andersen
Chief Executive Officer

Exhibit A

PLAN OF SHARE EXCHANGE

BETWEEN

WASHINGTONFIRST BANKSHARES, INC.

AND

WASHINGTONFIRST BANK

ARTICLE 1

THE PARTIES TO THE SHARE EXCHANGE AND EFFECTIVE DATE

1.1 The Parties to the Share Exchange. The name of the party whose shares are being acquired in the Share Exchange (as defined in section 2.1 below) is WashingtonFirst Bank, a Virginia banking corporation (the “Bank”). The name of the party acquiring the shares of the Bank in the Share Exchange is WashingtonFirst Bankshares, Inc., a Virginia corporation in formation (the “Holding Company”).

1.2 Effective Date. The effective date (the “Effective Date”) of the Share Exchange shall be the date and time shown on the Certificate of Share Exchange issued by the State Corporation Commission of Virginia effectuating the Share Exchange.

ARTICLE 2

TERMS AND CONDITIONS OF THE SHARE EXCHANGE

2.1 The Share Exchange. At the Effective Date, the Bank shall become a wholly-owned subsidiary of the Holding Company through the exchange of each of the outstanding shares of stock of each class and series of the Bank for one share of stock of the equivalent class and series of the Holding Company (the “Share Exchange”). The Share Exchange shall be effected in accordance with Section 3.1 of this Plan of Share Exchange and pursuant to Section 13.1-717 of the Virginia Stock Corporation Act.

2.2 Effect of Share Exchange. At the Effective Date, the Share Exchange shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

2.3 No Change of Control. This Plan of Share Exchange shall not constitute a change of control for purposes of any Bank Options (as defined below) granted by the Bank under the Bank Option Plans (as defined below), or for purposes of the Bank Warrants (as defined below) granted by the Bank under the Bank Warrant Plans (as defined below), or for purposes of the employment agreement between the Bank and Shaza L. Andersen, dated November 20, 2007, or the change in control agreements between the Bank and George W. Connors, IV, dated March 1, 2004, Matthew R. Johnson, dated August 1, 2004, and Richard D. Horn, dated November 20, 2007.

ARTICLE 3

MANNER OF EXCHANGING SHARES

3.1 Exchange of Shares. Upon the Effective Date shares of Holding Company stock shall be issued and allocated as follows:

(a) Each of the issued and outstanding shares of common stock of the Bank (“Bank Common Stock”) shall be automatically exchanged for one share of common stock of the Holding Company (“Holding Company Common Stock”). Outstanding certificates representing shares of Bank

Common Stock will thereafter represent an equal number of shares of Holding Company Common Stock. As soon as practicable thereafter, the Holding Company will issue new stock certificates representing the shares of Holding Company Common Stock received in the Share Exchange. Each holder of Bank Common Stock, upon the surrender of his Bank stock certificates to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Holding Company Common Stock, but shareholders will not be required to surrender their Bank stock certificates.

(b) Each of the issued and outstanding shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A of the Bank (“Bank Series A Preferred Stock”) shall be automatically exchanged for one share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of the Holding Company (“Holding Company Series A Preferred Stock”). Outstanding certificates representing shares of Bank Series A Preferred Stock will thereafter represent an equal number of shares of Holding Company Series A Preferred Stock. As soon as practicable thereafter, the Holding Company will issue new stock certificates representing the shares of Holding Company Series A Preferred Stock received in the Share Exchange. Each holder of Bank Series A Preferred Stock, upon the surrender of his Bank stock certificates to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Holding Company Series A Preferred Stock, but shareholders will not be required to surrender their Bank stock certificates.

(c) Each of the issued and outstanding shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B of the Bank (“Bank Series B Preferred Stock”) shall be automatically exchanged for one share of Fixed Rate Cumulative Perpetual Preferred Stock, Series B of the Holding Company (“Holding Company Series B Preferred Stock”). Outstanding certificates representing shares of Bank Series B Preferred Stock will thereafter represent an equal number of shares of Holding Company Series B Preferred Stock. As soon as practicable thereafter, the Holding Company will issue new stock certificates representing the shares of Holding Company Series B Preferred Stock received in the Share Exchange. Each holder of Bank Series B Preferred Stock, upon the surrender of his Bank stock certificates to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Holding Company Series B Preferred Stock, but shareholders will not be required to surrender their Bank stock certificates.

(d) Appraisal rights are available to shareholders pursuant to Article 15 of the Virginia Stock Corporation Act, Section 13.1-729 et seq.

(e) Following the Effective Date, shares of Bank Common Stock, Bank Series A Preferred Stock and Bank Series B Preferred Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be denoted on the books and records of the Bank as held of record by the Holding Company and the Bank shall issue appropriate stock certificates to the Holding Company evidencing such ownership.

3.2 Conversion of Bank Stock Options

(a) On the Effective Date, all rights with respect to Bank Common Stock pursuant to stock options (“Bank Options”) granted by the Bank under the WashingtonFirst Bank 2004 Stock Option Plan, the WashingtonFirst Bank 2005 Stock Awards Plan or the First Liberty National Bancorp, Inc. 2004 Stock Option Plan assumed by the Bank upon its acquisition of First Liberty National Bank (collectively, the “Bank Option Plans”) which are outstanding on the Effective Date, whether or not they are exercisable, shall be converted into and become rights with respect to Holding Company Common Stock, and the Holding Company shall assume each Bank Option in accordance with the terms of the Bank Option Plan under which it was issued and the stock option agreement by which it is evidenced.

(b) From the Effective Date forward,

(i) each Bank Option assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock, and

(ii) the number of shares of Holding Company Common Stock subject to each Bank Option shall be equal to the number of shares of Bank Common Stock subject to such option immediately prior to the Effective Date and

(iii) the per share exercise price under each such Bank Option shall be the per share exercise price under each such option prior to the Effective Date and

(iv) the terms and conditions of the respective Bank Option Plans shall be converted into and deemed to be the terms and conditions of the outstanding Holding Company option plans which shall be effective on and continue after the Effective Date.

3.3 Conversion of Bank Warrants

(a) On the Effective Date, all rights with respect to Bank Common Stock pursuant to warrants (“Bank Warrants”) granted by the Bank under the WashingtonFirst Bank 2005 Warrant Incentive Plan, as extended, and the First Liberty Warrant Program assumed by the Bank upon its acquisition of First Liberty National Bank (collectively, the “Bank Warrant Plans”) which are outstanding on the Effective Date shall be converted into and become rights with respect to Holding Company Common Stock, and the Holding Company shall assume each Bank Warrant in accordance with the terms of the Bank Warrant Plan under which it was issued and the warrant certificate by which it is evidenced.

(b) From the Effective Date forward,

(i) each Bank Warrant assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock, and

(ii) the number of shares of Holding Company Common Stock subject to each Bank Warrant shall be equal to the number of shares of Bank Common Stock subject to such warrant immediately prior to the Effective Date and

(iii) the per share exercise price under each such Bank Warrant shall be the per share exercise price under each such warrant prior to the Effective Date and

(iv) the terms and conditions of the respective Bank Warrant Plan shall be converted into and deemed to be the terms and conditions of the outstanding Holding Company warrant plan which shall be effective on and continue after the Effective Date.